TCW FUNDS, INC. - Rule 10f-3 Transactions - Fiscal Year Ended 10/31/ 2007

Item 77 0

Name of Security	Date of Purchase	Syndicate Members	Securities Purchased From
OPTI Canada Inc (8¼% Notes)	12/8/06	Credit Suisse First Boston RBC Capital Markets TD Securities RBS Greenwich Capital Scotia Capital BNP Paribas Société Générale	Credit Suisse First Boston
GMAC LLC (6.00% Notes)	12/12/06	Banc of America Securities Citigroup JP Morgan Securities Commerzbank Corporates & Markets Deutsche Bank RBS Greenwich Capital Société Générale UBS Investment Bank	Banc of America Securities
Constant Contact Inc. (Common Stock)	10/2/07	CIBC World Markets Thomas Weisel Partners, LLC William Blair & Company, LLC Cowen and Company, LLC Needham & Company, LLC	Thomas Weisel Partners, LLC
Ulta Salon Cosmetics & Fragrance, Inc. (Common Stock)	10/24/07	J.P. Morgan Securities Wachovia Capital Markets Thomas Weisel Partners, LLC Cowen and Company, LLC Piper, Jaffray & Co.	J.P. Morgan Securities

Affiliated brokers are Cowen and Company, LLC and Société Générale.  Securities were purchased in the offering at the public offering price.

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